January 8, 2009

PERSONAL AND CONFIDENTIAL

Via Hand Delivery

Mr. Mark Ingram

Ruby Tuesday, Inc.

150 West Church Avenue

Maryville, Tennessee 37801

Dear Mark:

This letter (the “Letter Agreement”) will confirm the discussions that you and I have had regarding the status of your employment with Ruby Tuesday, Inc. (“RTI” and/or the “Company”).

In order to cover the requirements of the Age Discrimination in Employment Act, you are aware that the Company’s offer that is described in this Letter Agreement has to be left open and effective for twenty-one (21) days from the date shown as the “Effective Date” below. You have the election to accept or reject this offer within the twenty-one (21) day period. Obviously, it is important that you understand the terms of our offer so that if you sign, you do so knowingly and voluntarily. To enable you to do that, we suggest that you consult with an attorney about the Company’s offer and your rights before signing it. You will not, however, waive or give up any rights or claims you may have against the Company that may arise after the date that you accept the Company’s offer. If you accept this offer, both of us will acknowledge our agreement with the terms and conditions outlined in the Letter Agreement and Waiver of Rights (the “Waiver”) set forth in this Letter Agreement (the Letter Agreement and Waiver collectively referred to herein as the “Agreement”).

If you decide to sign the Agreement and waive your rights against the Company, you will have seven (7) days following the signing of the Agreement and the return of the signed Agreement to change your mind and revoke the Agreement. In other words, the Agreement will not be in effect until seven (7) days have passed following your signing.

The key elements of the Company’s offer to you are as follows:

1.	Effective as of January 8, 2009, which we will refer to as the “Termination Date”, your employment with the Company will be terminated.

2.

Effective as of the Termination Date, your bi-weekly pay shall cease, and, in exchange for signing the Waiver, the form of which is attached hereto as Exhibit A, you will receive a lump sum of Four Hundred Three Thousand Dollars ($403,000), which is inclusive of vacation, payable in accordance with the following schedule:

Date	Amount
January 15, 2009	$134,000
June 15, 2009	$134,000
December 15, 2009	$135,000

3.	Aside from the compensation set forth in Paragraph 2 above, you will not receive any additional compensation, including but not limited to, bonuses or compensatory time off.

Mr. Mark Ingram

January 8, 2009

4.	All compensation payments to you will be subject to applicable deductions.

5.

The Company will provide you with information covering your health insurance entitlements under retiree medical and other employee benefits upon the Termination Date. You will hear directly from the Company’s Benefits Department explaining these matters. If this written information does not adequately answer your questions, please let us know right away.

6.

If you participated in the Ruby Tuesday, Inc. Salary Deferral 401(k) Plan or the Deferred Compensation Plan, as amended, you may receive monies in accordance with the terms of those plans, but you will not be allowed to make any contributions or receive Company matching contributions under these plans following the Termination Date.  You should consult with your own tax advisor regarding the tax consequences of any election you make pursuant to this paragraph.

7.

If you are currently a member of any of the Company-approved federal credit unions, you may continue to participate in that program, subject only to observing the rules and qualifications governing participation.

8.

Exhibit B to this Agreement contains a complete list of your Company-granted stock options and awards of restricted stock. You are not eligible for any future grants of restricted stock or options to acquire Company stock. Your rights under the Company-granted stock options and restricted stock awards that you currently may hold are controlled by the terms of the applicable written restricted stock or stock option award or agreement.

9.

Aside from the amounts to which you are entitled under the terms of the Agreement, you acknowledge that you have received any and all compensation and remuneration of any kind and character, including, but not limited to, salary, bonuses, commissions, vacation, stock options, restricted stock awards and severance pay, which you may be entitled to receive from the Company at any time now or in the future. It is understood that the Company’s offer is in lieu of any other severance or separation pay.

10.

You agree to return any and all Company property currently in your possession to a Company representative as soon as practicable. If you fail to return any such property, its value will be deducted from any payments you are scheduled to receive under this Agreement.

11.

You agree to keep confidential the terms of this Agreement. In the event of your failure to comply with the confidentiality provisions of this Section 11, you will be liable to repay the Company as liquidated damages the amount of $135,000.

12.

You have access to Trade Secrets (as defined under the Uniform Trade Secrets Act or other applicable law), which are the sole and exclusive property of RTI. You agree that for the maximum period of time following the Termination Date allowable under applicable law you shall not reproduce, use, distribute or disclose any Trade Secrets to any other person including without limitation, any competitors or potential competitors of RTI.

13.

As an employee of RTI, you have access to Confidential Information (as defined herein). You agree to maintain the confidentiality of all Confidential Information for a period of three (3) years following the Termination Date. For purposes of this Section, the term “Confidential Information” means data and information relating to the business of RTI which does not rise to the level of a Trade Secret and which is or has been disclosed to you or of which you have become aware as a consequence of or through your employment relationship with RTI (or such

Mr. Mark Ingram

January 8, 2009

subsidiary or affiliate) and which has value to RTI (or such subsidiary or affiliate) and is not generally known to its competitors including, without limitation, financial information, processes, manuals, technology, business strategies, tactics and future restaurant opening schedules. Confidential Information shall not include (a) any data or information that (i) has been voluntarily disclosed to the public by RTI (except where such public disclosure was effected by you without authorization), (ii) has been independently developed and disclosed by others or (iii) otherwise enters the public domain through lawful means, or (b) your skills or experience developed in connection with performance of job functions.

14.

For a period of three (3) years from the Termination Date, you shall not for yourself or on behalf of or for the benefit of any other person, corporation or entity, seek to employ, solicit or recruit any employee of RTI or any of its franchisees or licensees for employment by a “competing business” or induce or encourage any such employee to terminate employment with RTI or such franchisee or licensee, nor will you knowingly provide the name of any employee of RTI or such franchisee or licensee for the purpose of solicitation or recruitment by or for the benefit of a “competing business”. For purposes of this section, “competing business” means a casual dining restaurant business offering the same or similar products and services as offered by RTI or any restaurant in any other concept or system owned, operated or franchised by RTI or any affiliate, including without limitation, varied menu (to include, without limitation, any combination of soups, sandwiches, chicken, ethnic cuisine, health/fitness oriented dishes), waiter/waitress service, sit-down dining and bar services. “Competing business” shall not include so-called “fast food” restaurants. The parties agree that the damages which RTI will suffer in the event of your breach of the foregoing covenants are impossible to quantify and determine. Therefore, the parties agree that in the event of each such breach, you will pay to RTI, as liquidated damages and not as a penalty, the amount of $135,000.

15.

You shall not disparage RTI or communicate any false or adverse information about RTI, the terms of this Agreement, or any matter relating to RTI’s restaurants or food products provided by RTI. You acknowledge that in the event of your failure to comply with this provision, you will be liable to repay the Company as liquidated damages the full amount of this severance.

16.

You agree to cooperate fully with RTI in any investigations and/or legal proceedings that are currently pending or that may arise in the future. You agree to cooperate with RTI in the event that your presence is either requested or required in conjunction with any legal matter involving employees or former employees of RTI. You will be reimbursed for expenses you incur in connection with your participation or cooperation in any legal matter including, but not limited to, those expenses related to meals, mileage, travel and accommodations.

17.

With respect to your service as an officer and as an employee of the Company through the Termination Date, the Company hereby: (a) shall indemnify and hold you harmless (including reasonable legal fees) to the maximum extent permitted by applicable law (for claims based on any action or omission by you through the Termination Date, whether such claim arises or is brought before or after the Termination Date), except that the Company shall have no obligation to indemnify you for any claims based on any acts you commit in contravention of the Company’s Code of Business Conduct and Ethics; and (b) agrees that, if the Company changes the indemnification of directors and officers, you will receive the benefit from all such changes unless any such changes are less favorable than your current indemnification.

18.

In consideration for your fulfilling your obligations under this Letter Agreement, the Company, on behalf of itself and its subsidiaries, successors, and assigns, hereby releases you from any and all claims, liabilities and obligations that arise out of or are in any way related to events, acts, conduct, or omissions by you prior to or on the date you sign this Agreement.

Mr. Mark Ingram

January 8, 2009

19.

It is our intention that no provision of this Letter Agreement will cause you to incur any penalty tax or interest under Section 409A of the Internal Revenue Code or any regulations or Treasury guidance promulgated thereunder (collectively, the “Section 409A Rules”). If necessary, RTI agrees, with your consent, to reform this Letter Agreement to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of the Section 409A Rules.

20.

Following the execution of this Letter Agreement, it is our anticipation that you will no longer provide services to RTI as an employee of RTI and that your level of bona fide services to RTI in any other capacity (i.e., as an independent contractor) shall be less than fifty percent (50%) of the average level of service performed by you on behalf of RTI during the thirty six (36) month period that ends on the Termination Date. This provision is intended to comply with the requirements of the Section 409A Rules and shall be interpreted and construed as such.

21.

There are no other promises, agreements, or understandings between you and the Company, and it is the intent of this Agreement that it embodies any and all promises, agreements, and understandings between you and the Company. No changes or modifications may be made in the terms stated in this Agreement unless made in writing and signed by you or your authorized representative and an authorized representative of the Company. This Agreement will inure to the benefit of, and will be binding on both parties, and their personal representatives, heirs, successors, and assigns.

22.

It is understood and agreed that if any provision or part of this Agreement is found to be unenforceable, illegal, or inoperable, such provision or part shall be severed, and all remaining provisions and parts of this Agreement shall remain fully valid and enforceable.

By signing this Agreement on behalf of the Company, I am indicating the Company’s intent, and my authority in behalf of the Company, to enter into this Agreement. If you have any questions, please let me know immediately. If you wish to accept the separation benefits outlined in this Agreement, please sign and return this Agreement, including the signed Waiver, and return both to me no later than January 29, 2009 or before the close of business on the twenty-first (21st) day following the Effective Date.

Sincerely,

/s/ Robert F. LeBoeuf

Robert F. LeBoeuf

Senior Vice President - Chief People Officer

/s/ Mark Ingram

Mark Ingram

Date: 1/08/09

The “Effective Date” of this Letter Agreement

is January 8, 2009.

Mr. Mark Ingram

January 8, 2009

EXHIBIT A

WAIVER OF RIGHTS

[Attached to and made a part of the Letter Agreement dated January 8, 2009]

I, Mark Ingram, knowingly and voluntarily, agree to waive, settle, release and discharge Ruby Tuesday, Inc., its subsidiaries and affiliates, and the officers, directors, employees and agents of each of them (collectively the “Company”) from any and all claims, demands, damages, actions or causes of action, including any claims for attorneys’ fees which I have against the Company arising out of or relating to my employment with the Company or the termination or other change of status of my employment with the Company under the terms of the Agreement executed by myself and containing an Effective Date of January 8, 2009. I understand this waiver includes, but is not limited to, any claims I may have arising under any federal, state or local laws, ordinances or regulations pertaining to wrongful discharge or discrimination on the basis of sex, race, color, religion, creed, national origin, age or disability status and particularly any rights I may have pursuant to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Employment Retirement Income Security Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Civil Rights Act of 1866, the Worker Adjustment and Retraining Notification Act, as amended, or relating to my employment with the Company or termination of my employment with the Company under terms of the Agreement executed by myself and containing an Effective Date of January 8, 2009.

I acknowledge and understand that I waive my right to file suit for any claim I may have or assert against the Company including, but not limited to, those which may arise under the laws and the statutes named in the paragraph above. I further waive my right to claim or receive damages as a result of any charge of discrimination, which may be filed by me or anyone acting on my behalf. However, nothing in this Waiver shall be construed as preventing me from bringing any action to enforce the terms of the Letter Agreement dated January 8, 2009.

I UNDERSTAND, ACKNOWLEDGE AND AGREE TO THE TERMS OF THIS AGREEMENT, THIS  8  DAY OF JANUARY, 2009.

/s/ Mark Ingram

Mark Ingram